Exhibit 99.(h)(3)

Servicing and Sub-Placement Agency Agreement

CPG Cooper Square International Equity, LLC (the “Fund”), Central Park Advisers, LLC, the Fund’s Adviser (the “Adviser”), and Foreside Fund Services, LLC, the Fund’s Distributor (“Foreside” or the “Distributor”) hereby agree with Raymond James & Associates, Inc. and Raymond James Financial Services, Inc. (each a separate party and together referred to as “Raymond James”) as follows in connection with the offering of limited liability company interests (the “Interests”) in the Fund, a limited liability company organized under the laws of the State of Delaware, in accordance with the Fund’s prospectus, as amended from time to time and including the statement of additional information incorporated therein (the “Prospectus”), and the services the Distributor, the Adviser and the Fund desire Raymond James to perform hereunder. All capitalized terms used in this Servicing and Sub-Placement Agency Agreement (this “Agreement”) that are not separately defined herein shall have the respective meaning set forth in the Prospectus.

1.	Services

(a)	Subject to the terms and conditions set forth in this Agreement, Raymond James is hereby appointed as a non-exclusive servicing and sub-placement agent in connection with sales of Interests. Raymond James hereby accepts such appointment and agrees to the terms and conditions herein set forth to use its reasonable efforts to find qualified investors for the Interests (each an “Investor”) in accordance with the terms of the investor certification or other subscription documents used in connection with subscribing for Interests (the “Investor Certificate”). For purposes of this Agreement, the term Investor shall mean and include any Investor whose Interests are purchased by a client of Raymond James or transferred into a Raymond James account from a third party brokerage account as evidenced by the appropriate documentation provided to the Fund or its agent. Raymond James shall provide personal service to each Investor and assist Investors in maintaining their accounts, as well as responding to inquiries made by Investors and otherwise servicing Investors as necessary.

(b)	Raymond James agrees that it will only make offers or sales of any Interests in compliance with the following procedures:

(i)	Offers and sales of Interests will be made only to investors reasonably believed to qualify as “qualified clients,” as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(ii)	All sales of Interests shall be in accordance with the terms described in the Prospectus, the Investor Certificate, and certain other investor materials, sales and marketing material, specifically prepared or approved for distribution by the Fund (“Offering Documents”), and shall be made in a manner consistent with applicable laws and regulations. Raymond James shall furnish to each subscriber a copy of the Prospectus prior to receipt of a subscription. Notwithstanding the foregoing, Distributor, Adviser or Fund may instruct Raymond James in writing that any or all of the Offering

Documents should no longer be distributed to Investors or prospective Investors.

(iii)	No offer or sale of any Interest shall be made in any state or jurisdiction, or to any prospective Investor located in any state or jurisdiction, where such Interests have not been registered or qualified for offer and sale under applicable securities laws unless the Fund has notified Raymond James in writing that such Interests are exempt from the registration or qualification requirements of such laws. Raymond James agrees that it will only make offers or sales of any Interests consistent with such exemption. Without the written prior approval of the Fund or Adviser, Sales of Interests will be made only to investors that are U.S. Persons as defined in Section 7701 of the Internal Revenue Code of 1986, as amended. Raymond James shall have the right to prepare for internal use only its own internal marketing memorandums, bulletins, and/or information relating to the Fund or Interests represented by this Agreement. The Fund and the Distibutor shall have the right to review any and all such materials.

(iv)	Raymond James shall, upon request by the Fund or the Manager, suspend solicitation of Investors for the Fund in any specified jurisdiction at any time.

(c)	For purposes of the offering of Interests and providing related services, Raymond James will contact the Fund, which shall furnish, or cause to be furnished, copies of the Prospectus and Investor Certificate, or such other Offering Documents as requested, to Raymond James. Raymond James is authorized to furnish to prospective Investors only such information concerning the Fund and the offering as may be contained in the Offering Documents or as otherwise approved by the Fund. Raymond James shall make no representations in offering the Interests inconsistent with the Offering Documents.

2.	Subscriptions

All subscriptions and payments for Interests shall be made pursuant to the terms and conditions set forth in the Offering Documents, and subscriptions shall be subject to confirmation by and acceptance by the Fund. In connection with the offer and sale of Interests, Raymond James shall obtain and promptly transmit to the Fund or its designated agent fully complete and duly executed Investor Certificates. No initial sale of Interests to any one Investor will be for less than $50,000. Follow-on investments by Investors can be accepted for lesser sums as specified in the Prospectus.

3.	Representations and Warranties

(a)	Raymond James represents and warrants, as of the date hereof and continuously during the term of this Agreement, that:

(i)	Raymond James is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Florida.

(ii)	Raymond James is duly authorized to enter into and perform, and has duly executed and delivered, this Agreement.

(iii)	Raymond James is a member in good standing of FINRA, and it has and will maintain all licenses and registrations, (including registration as a broker dealer under the Securities and Exchange Act of 1934, as amended, and under the laws of any state to the extent required) necessary under applicable law and regulations to provide the services required to be provided by Raymond James hereunder. In addition, Raymond James agrees to comply with the rules of FINRA applicable to it in connection with its activities under this Agreement as well as all applicable state laws and the laws of the Unities States. Raymond James agrees that it is its sole responsibility to determine the suitability of any Interests as investments for its customers, and not the responsibility of any other party hereto for such determination. Raymond James further agrees to maintain all records required by applicable law or that are otherwise reasonably requested by the Fund or the Distributor relating to the transactions in Interests as contemplated by this Agreement.

(iv)	Raymond James will disclose fully to each prospective Investor that the Fund or its designee has agreed to pay a fee to Raymond James for the services to be rendered by Raymond James under this Agreement and that such fee is based on the value of the Interests of each Investor first introduced by Raymond James to the Fund.

(v)	The performance by Raymond James under this Agreement and the consummation of the transactions contemplated in the Offering Documents will not result in a material breach or violation of the terms or provisions of, or constitute a default under, (A) in any material respect, any indenture or other agreement or instrument to which Raymond James or any of its affiliates are a party or by which Raymond James or they are bound, or (B) any statute, order, rule or regulation applicable to Raymond James or any of its affiliates by any court or government or self-regulatory agency.

(vi)	To the best of Raymond James’s knowledge and belief, there are no actions, suits or proceedings before any court or government or self-regulatory agency pending, or threatened, against Raymond James which would materially and adversely affect the performance of Raymond James’s duties under this Agreement.

(vii)	In the event the Offering Documents include the use of the trademark of the Fund, the Adviser or the Fund’s sub-adviser, Raymond James agrees that such use of the mark is by permission of the owner of the mark, that it may be used solely in connection with the offering of that Fund, and subject to any conditions in connection therewith, and that no ownership or other interest in the mark is granted by this Agreement or the use of the mark.

(viii)	Raymond James represents, warrants, covenants and agrees that, within the meaning of Rule 206(4)-5 of the Advisers Act, neither Raymond James nor its "covered associates" has made, either directly or indirectly, within the two year period prior to the date hereof, and will not make, either directly or indirectly, during the term of this Agreement, any political contribution, other than one that is subject to an "exception" or an "exemption," to an "official" of any "government entity." The parties agree that the quoted terms in this subparagraph are defined in Rule 206(4)-5 under the Advisers Act.

(ix)	Raymond James understands and acknowledges that the Fund may offer Units in multiple classes, and represents and warrants that it has established compliance procedures designed to ensure that its customers are made aware of the terms of each available class of Units, to ensure that each customer is offered only Units that are suitable investments for such customer, to ensure that each customer is availed of the opportunity to obtain sales charge break points, and to ensure proper supervision of its representatives in recommending and offering the Units of multiple classes to its customers.

(x)	Raymond James acknowledges that the Fund will not direct Fund portfolio securities transactions or any related remuneration to satisfy any compensation obligations under this Agreement and that all compensation will be in compliance with Rule 12b-1(h) of the Investment Company Act of 1940, as amended (the "1940 Act").

(b)	The Fund represents and warrants, as of the date hereof and continuously throughout the term of this Agreement, that:

(i)	It is duly organized, validly existing, and in good standing as a limited liability company under the laws of the state of its incorporation, and each other jurisdiction in which the nature or conduct of its business requires qualification.

(ii)	It is duly authorized to enter into and perform, and has duly executed and delivered, this Agreement.

(iii)	Its performance under this Agreement and the consummation of the transactions contemplated in the Offering Documents will not result in a breach or violation of the terms or provisions of, or constitute a default under, (A) in any material respect, an indenture or other agreement or instrument to which the Fund is a party or by which the Fund is bound, or (B) any statute, order, rule or regulation applicable to the Fund by any court or government or self-regulatory agency.

(iv)	To the best of its knowledge and belief, there are no actions, suits or proceedings before any court or government or self-regulatory agency pending, or threatened, against the Fund which would materially and adversely affect the performance of the Fund’s duties under this Agreement.

(v)	It or its agent will provide Raymond James with: (A) a copy of all Offering Documents and other materials that may be distributed to the Fund’s Investors, (B) general business updates distributed to the Fund’s Investors as well as notice of any material revisions to the Prospectus and other regulatory materials as are necessary to enable Raymond James to fulfill its obligations under this Agreement, (C) promptly upon Raymond James’s reasonable request, back-up data and reconciliation files evidencing Raymond James’s client’s transactions in Interests, and (D) reasonable access to perform onsite due diligence annually or more frequently if necessary.

(vi)	From time to time and upon reasonable request by Raymond James, the Fund or its agent, as custodian of the Investors’ Interests, will provide Raymond James with written assurances, such as a “No Lien Letter,” that Investor Interests are not subject to any right, charge, security interest, lien, or claim of any kind in favor of the Adviser of the Fund, any person claiming through the Adviser of the Fund, or equivalent.

(c)	The Adviser represents and warrants, as of the date hereof and continuously throughout the term of this Agreement, that:

(i)	It is duly organized, validly existing, and in good standing as a limited liability company under the laws of the state of its incorporation, and each other jurisdiction in which the nature or conduct of its business requires qualification.

(ii)	It is duly authorized to enter into and perform, and has duly executed and delivered, this Agreement.

(iii)	Its performance under this Agreement and the consummation of the transactions contemplated in the Offering Documents will not result in a breach or violation of the terms or provisions of, or constitute a default under, (A) in any material respect, an indenture or other agreement or instrument to which the Adviser is a party or by which the Adviser is bound, or (B) any statute, order, rule or regulation applicable to the Adviser by any court or government or self-regulatory agency.

(iv)	To the best of its knowledge and belief, there are no actions, suits or proceedings before any court or government or self-regulatory agency pending, or threatened, against the Adviser which would materially and adversely affect the performance of the Adviser’s duties under this Agreement.

(b)	The Distributor represents and warrants, as of the date hereof and continuously throughout the term of this Agreement, that:

(i)	It is duly organized, validly existing, and in good standing as a limited liability company under the laws of the state of its incorporation, and each other jurisdiction in which the nature or conduct of its business requires qualification.

(ii)	It is duly authorized to enter into and perform, and has duly executed and delivered, this Agreement.

(iii)	Its performance under this Agreement and the consummation of the transactions contemplated in the Offering Documents will not result in a breach or violation of the terms or provisions of, or constitute a default under, (A) in any material respect, an indenture or other agreement or instrument to which the Distributor is a party or by which the Distributor is bound, or (B) any statute, order, rule or regulation applicable to the Distributor by any court or government or self-regulatory agency.

(iv)	To the best of its knowledge and belief, there are no actions, suits or proceedings before any court or government or self-regulatory agency pending, or threatened, against the Distributor which would materially and adversely affect the performance of the Distributor’s duties under this Agreement.

4.	Compensation and Expenses

(a)	In the event a prospective Investor becomes an Investor in the Fund as a result of Raymond James’s efforts, remains a client of Raymond James, and Raymond James provides the services to such Investor as described herein, Raymond James shall be entitled to receive compensation as described in Exhibit A attached hereto. Foreside, acting solely as paying agent for the Fund, shall compensate Raymond James as described in Exhibit A only after the Fund or its designee has paid such compensation to Foreside, except to such extent that Raymond James receives compensation directly from an Investor, as permitted under the Prospectus and set forth on Exhibit A. Any such fee payments from Foreside, acting solely as paying agent for the Fund, shall reflect the amounts described in the Fund's Prospectus. Raymond James represents that it is eligible to receive any such payments made to it under this Agreement. Except as may otherwise be agreed, Raymond James shall be responsible for the payment of all costs and expenses incurred by it in connection with the performance of its obligations under this Agreement. It is agreed that, upon receipt by the Fund, the Adviser or Foreside of a written notice from an Investor advising that such Investor (a) is no longer a client of Raymond James or (b) has transferred its account to another financial intermediary, the Fund and Foreside will have no further obligation to pay compensation to Raymond James after the date set forth in such written notice except for amounts due and payable at the time of such written notice.

(b)	The Fund reserves the right, without prior notice, to suspend or eliminate the payment of any payments or other compensation under the Fund's Rule 12b-1 Plan (the "Plan"), adopted in conformity with Rule 12b-1 under the 1940 Act, by amendment, sticker or supplement to the then-current Prospectus of the Fund with reasonably prompt notice to Raymond James.

(c)

5. Indemnification and Contribution

(a)	The Distributor, the Adviser, and the Fund agree to, severally, and not jointly, indemnify and hold harmless Raymond James and its employees, directors, officers, agents, and each person, if any, who, directly or indirectly, controls, is controlled by, or is under common control with Raymond James (each such person or entity is referred to as an “RJ Indemnified Party”) against any losses, claims, damages or liabilities, and related legal or other expenses reasonably incurred by it in connection with investigating or defending against any such loss, claim, damage, liability, or action, to which any RJ Indemnified Party may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) a breach by such indemnifying party of any of its respective covenants, agreements, representations or warranties contained in this Agreement, (b) the gross negligence of the Distributor, the Adviser or the Fund, as the case may be, regarding the purchase, redemption, transfer or registration of Interests of Raymond James Investors’ accounts, or (c) any untrue statement of a material fact in the Offering Documents, or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each (a)-(c), except to the extent any such losses, claims, damages or liabilities arise from the gross negligence, willful misfeasance, bad faith or breach of any of the covenants, agreements, representations or warranties contained in this Agreement of an RJ Indemnified Party.

(b)	Raymond James agrees to any indemnify and hold harmless the Distributor, the Adviser and the Fund, as well as any investment adviser, sub-adviser, manager to or administrator for the Fund, their respective employees, directors, officers, agents, members, Advisers and each person, if any, who, directly or indirectly, controls, is controlled by, or is under common control with the them (each such person or entity is referred to as a “Fund Indemnified Party”) against any losses, claims, damages or liabilities and related legal or other expenses reasonably incurred by it in connection with investigating or defending against any such loss, claim, damage, liability, or action, to which any Fund Indemnified Party may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a breach by the indemnifying party of any of the covenants, agreements, representations or warranties contained in this Agreement, except to the extent any such losses, claims, damages or liabilities arise from the gross negligence, willful misfeasance, bad faith or breach of any of the covenants, agreements, representations or warranties contained in this Agreement of a Fund Indemnified Party.

6. Confidentiality

(a)	The parties agree to keep all sensitive information concerning the other parties and their operations, business prospects and Investor or prospective Investor information in strict confidence, subject to the uses of Investor or prospective Investor information set forth in the Fund’s Privacy Notice and subject to applicable law. Except as contemplated by the preceding sentence or as required by applicable law, self-regulatory organization or legal process, all parties (i) shall keep confidential all non-public information provided to the parties; (ii) shall not disclose such information to any third party or to any of your employees or advisors, except those who have a need to know in order to perform the responsibilities hereunder; and (iii) shall use such information solely in connection with the duties and responsibilities in connection with the placement of Interests. The parties shall be responsible for any breach by such persons of these confidentiality obligations to the extent such persons are employees, agents or affiliates to whom the parties have provided access to such information.

(b)	The parties acknowledge that under Federal and state laws and regulations relating to consumer information security and privacy, including those adopted by the SEC, all customer information (“Customer Information”) relating to Raymond James’s customers must be maintained in strict confidence, it being understood and agreed that "Customer Information" includes any personally identifiable information or records in any form (written, electronic, or otherwise) relating to a consumer or client, including, but not limited to: (i) a client's name, address, telephone number, account number, tax identification information; (ii) the fact that a client has a relationship with one of the parties; and (iii) any other personal identifiable information; provided, however, that Customer Information shall not include any such information that a party obtained independently and not in connection with this Agreement or the services hereunder. Accordingly, the parties agree: (i) to take all steps reasonably necessary to maintain the confidentiality of Customer Information in compliance with applicable law and regulations as applicable to them and in effect during the term of this Agreement, and (ii) to use the Customer Information solely for the purpose of the performance of its services pursuant to this Agreement or as permitted or required by law in the ordinary course of business to carry out those purposes, and for no other purposes. In addition, all financial advisor information, including but not limited to, production information, customer base, telephone number and address provided by Raymond James, must be maintained by the Distributor, the Adviser, and the Fund in strict confidence and not disclosed to any third party, or used for its own benefit or the benefit of any third party.

(c)	Notwithstanding anything contained herein to the contrary, in the event that access to or delivery of any confidential information is requested of the recipient of such information by a regulatory, self-regulatory or supervisory authority having appropriate jurisdiction, or is otherwise required by applicable law, the recipient shall give to the provider, to the extent practicable and if lawfully permitted to do so, prompt written notice of such request in order to allow the provider a reasonable time to object to the request if legally permitted, but may comply with such request thereafter.

(d)	To the extent any party hereto is provided or maintains Customer Information, such party has adopted and will implement reasonable measures designed to (i) protect against unauthorized access to or use of the Customer Information that could result in substantial harm or inconvenience to any customer, and (ii) ensure the lawful destruction of the Customer Information. Moreover, the parties have appropriate measures, policies and procedures that are reasonably designed to meet the requirements of the Gramm-Leach Bliley Act (and its implementing regulations) and any other attendant or applicable state or federal laws (collectively, the “Privacy Laws”). The parties agree to certify to the other parties, upon reasonable written request, their compliance with such Privacy Laws. The parties agree that they shall (A) limit access to Customer Information to employees or contractors who have a need to know to carry out the business purposes for which the Customer Information was disclosed, (B) advise its employees and contractors having access to the Customer Information of the confidential nature thereof and of the obligations set forth in this Agreement, and (C) use and/or disclose the Customer Information solely to carry out the purposes for which the Customer Information was disclosed or as permitted or required by law in the ordinary course of business to carry out those purposes, and not for any other purposes.

Except as otherwise required by applicable law or regulation, the Distributor, Adviser and the Fund shall, upon dissolution of the relationship contemplated herein or at any time when Raymond James determines that the Distributor’s and the Fund’s and the Adviser’s possession of Customer Information is no longer necessary, return to Raymond James or otherwise dispose of Customer Information in a manner so as to prevent unauthorized disclosure and in a manner consistent with the Privacy Laws. In addition, the Distributor and the Fund and the Adviser will promptly address incidents of unauthorized access to or loss of the Customer Information (a “Data Breach”) and promptly notify the other parties following such Data Breach. The Distributor and the Fund and the Adviser will notify or cause the notification of the customers of Raymond James impacted by a Data Breach to the extent required by applicable law, and, in the case of the Distributor, the Adviser or the Fund, will work with Raymond James in good faith on such notifications. The Distributor and the Fund and the Adviser will also take reasonable steps to provide corrective action(s) to respond to the Data Breach and prevent future occurrences. The Distributor and the Fund and the Adviser will be responsible for the cost and expense of (x) notifying the customers impacted by the Data Breach as provided herein, and (y) providing twenty-four (24) months of credit monitoring services to those customers impacted by the Data Breach) and the cost of such party’s corrective actions. The applicable party will cooperate with the other parties in the event of any legal action or regulatory inquiry related to or arising out of its Data Breach.

The Distributor and the Fund and the Adviser shall permit Raymond James, upon reasonable request, to review any internal and/or third-party audits, tests, summaries, and similar evaluations of the Distributor’s and the Fund’s and the Adviser’s security guidelines and security programs, subject to redaction to maintain the privacy of clients and investors that are not Raymond James investors. Except as otherwise may be provided in this Agreement, the Distributor and the Fund and the Adviser shall have its processes, procedures and other activities related to the protection against unauthorized access to Customer Information audited, tested or evaluated by a qualified party independent of management and personnel responsible for the development or maintenance of the Distributor’s and the Fund’s and the Adviser’s security program on a commercially reasonable basis. The Distributor and the Fund and the Adviser shall promptly correct any material deficiencies identified in such audit, test or evaluation.

In the event that any reports, tests, or other information related to the security guidelines contain proprietary information about the Distributor’s and the Fund’s and the Adviser’s systems or may include non-public personal information about the Distributor’s and the Fund’s and the Adviser’s customers, the Distributor and the Fund and the Adviser may redact such proprietary and/or non-public personal information from the applicable reports, tests, or other information prior to submitting for Raymond James’s evaluation, provided such redactions do not materially impact the veracity of the evaluation.

(e)	Raymond James shall not provide Investors or prospective Investors with any information concerning the Fund, the Adviser or Foreside, or their affiliates, unless specifically permitted herein or the Fund and/or Foreside have approved, in writing, such information for use.

7. Survival of Certain Agreements, Representations, Warranties and Indemnities

The agreements set forth in Sections 5, 6, 7, 14, 15 and 16 and the representations, warranties, and indemnities of the parties and their officers set forth in or made pursuant to this Agreement, will remain in full force and effect, regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of Raymond James, or the Fund, any Advisers, managers, members, employees, agents, directors or officers of any of the foregoing or any person controlling any of the foregoing, and (c) acceptance of any payment for Interests hereunder.

8. Effective Date and Term of Agreement

This Agreement shall become effective for all purposes as of the date of execution hereof.

9. Termination

This Agreement may be terminated by any party without cause by written notice to the other parties on not less than 30 days’ notice, or, if there has been a material breach of any condition, warranty, representation or other term of this Agreement by the other party, by written notice to such other party at any time. In addition, this Agreement (i) is terminable without penalty, at any time, by a majority of the Fund's Directors who are not "interested persons” (as defined in the 1940 Act) and have no direct or indirect financial interest in this Agreement (the "Disinterested Directors") or by the vote of a majority of the outstanding voting securities of the Fund, on not less than 30 days' notice, (ii) will terminate upon the failure of the Disinterested Directors to approve its continuance as may be required under the 1940 Act and (iii) will terminate automatically, unless agreed otherwise in writing by the parties, in the event of an "assignment" (as defined in the 1940 Act).

10. Notices

All communications under this Agreement shall be given in writing, sent by (a) hand delivery by a courier service providing receipt for delivery, (b) delivery by a nationally recognized overnight delivery service providing receipt for delivery, or (c) certified or registered mail, to the address set forth below or to such other address as such party shall have specified in writing to the other party hereto, and shall be deemed to have been delivered effective at the earlier of its receipt or within two days after dispatch:

If to Raymond James:

Raymond James & Associates, Inc.

Attn.: Alternative Investments Group

880 Carillon Parkway

St. Petersburg, FL 33716

Telephone: (727) 567-7501

If to the Distributor:

Foreside Fund Services, LLC

Three Canal Plaza, 1st Floor

Portland, ME 04101

Telephone: 207-553-7111

Attn: Legal Department

If to the Fund or the Adviser:

CPG Cooper Square International Equity, LLC

c/o Central Park Advisers, LLC

500 Fifth Avenue, 31st Floor

New York, NY 10110

Telephone: 212-317-9266

Attn.: Michael Mascis, CFO

11.	Miscellaneous

(a)	This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute one and the same instrument.

(b)	This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, and neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

(c)	No party to this Agreement shall be liable to any other party for consequential, special or indirect damages under any provision of this Agreement.

(d)	This Agreement is made solely for the benefit of, and shall be binding upon, Raymond James, the Fund, the Adviser and the Distributor and the respective successors and assigns of each of them, and no other person shall have any right or obligation under this Agreement. The terms “successors” and “assigns” shall not include any purchasers, as such, of Interests from the Fund.

(e)	No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

(f)	This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding upon the parties hereto (unless in writing and executed by each party subsequent to the date of this Agreement).

(g)	This Agreement may be amended only upon mutual written agreement of the parties.

(h)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.	Anti-Money Laundering

(a)	Each party has in place and shall maintain in the future policies and procedures that are reasonably designed to meet the requirements imposed by the Bank Secrecy Act as amended by the USA PATRIOT Act to the extent applicable to such party at all times during the term of this Agreement, including a customer identification program and a customer due diligence program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State, (collectively "U.S. Sanctions") including prohibitions set forth in the list of specially designated nationals and blocked persons (the "SDN List"). Each party’s Anti-Money Laundering (“AML”) program, at a minimum: (a) designates a compliance office to administer and oversee the AML Program; (b) provides ongoing employee training; (c) includes an independent audit function to test the effectiveness of the AML program; (d) establishes internal policies, procedures, and controls that are tailored to its particular business; (e) includes a Customer Identification Program consistent with the rules under Section 326 of the USA PATRIOT Act; (f) provides for the filing of all AML reports including, but not limited to, suspicious activity reports; and (g) provides for screening customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the Act.

(b)	At all times, the services of Raymond James shall be performed in compliance with applicable AML statutes, OFAC regulations and U.S. Sanctions regulations, and Raymond James will obtain the true identity of each Investor and will make reasonable inquiry into the sources of funds used to purchase Interests and satisfy itself that these sources are legitimate. Raymond James will, upon written request, provide the Fund with an

AML representation letter in accordance with applicable USA PATRIOT Act requirements and regulatory guidance.

13. Governing Law and Arbitration

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to choice of laws principles.

The parties agree that all claims and controversies arising out of this Agreement or the breach thereof shall be resolved by binding arbitration conducted in accordance with the then-current rules and procedures of FINRA, assuming that FINRA would agree to hear such arbitration, and that any such arbitration will be held in Hillsborough County, Florida.

14. Jury Trial Waiver

Each party, to the extent permitted by law, knowingly, voluntarily, and intentionally waives its right to a trial by jury in any action or other legal proceeding arising out of or relating to this Agreement and the transactions it contemplates. This waiver applies to any action or legal proceeding, whether sounding in contract, tort or otherwise.

15.	Raymond James Clients

(a)	The Fund, the Distributor and the Adviser will not knowingly solicit any Raymond James clients or Investors with respect to any product other than the Fund or interests in other investment entities sponsored or offered by the Adviser or its affiliates, and offered to clients of Raymond James pursuant to, in accordance with and subject to the terms of separate agreements between Distributor and/or the Adviser or its affiliates and Raymond James ("CPG Funds"), and they further agree that they will not provide information regarding any such accounts to any other solicitor or authorize any solicitation of any such accounts.

(b)	The Distributor and the Adviser will not, under any circumstances, accept orders with respect to the Fund directly from a prospective Investor known to be a Raymond James client nor will they accept orders for additional purchases with respect to the Fund directly from financial advisors affiliated with Raymond James. For the avoidance of doubt, Raymond James shall only be identified as broker-dealer of record pursuant to this Agreement with respect to transactions or broker-dealer transfers initiated through the Raymond James Alternative Investments Group at the home office of Raymond James in St. Petersburg, Florida.

(c)	.

16.	Non-Solicitation

The Distributor, the Fund and the Adviser agree that they will not solicit for employment any employees of Raymond James or any financial advisor affiliated with or employed by Raymond

James with whom the Distributor, the Fund or the Adviser met or became aware of in connection with the services performed under this Agreement; provided that this Section does not restrict or prohibit the Distributor or the Adviser or the Fund from (a) using general advertisements in publications or general recruitment efforts performed in the ordinary course of business that are not specifically targeted to Raymond James’s employees or financial advisors, and hiring any respondents thereto, (b) soliciting or hiring any employees or financial advisors of Raymond James whose employment or engagement with Raymond James has been terminated prior to the commencement of any such solicitation or employment discussions between the Distributor, the Adviser or the Fund and such person or (c) hiring any such person who contacts the Distributor, the Adviser or the Fund on his or her own initiative without any direct effort by the Distributor, the Adviser or the Fund. In addition, with regard to any Raymond James financial advisor information provided to the Distributor, the Fund, or the Adviser, including but not limited to, production information, customer base, telephone number and address, the Distributor, the Fund, and the Adviser agree to treat the aforementioned financial advisor information as strictly confidential and shall not use such financial advisor information to solicit or cause to be solicited (for the Distributor, the Fund, the Adviser, or any other third party) for employment or affiliation any financial advisor affiliated with or employed by Raymond James.

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Signature Page to Follow

This agreement has been executed for and on behalf of the undersigned on the day and year first written above.

CPG Cooper Square International Equity, LLC

By: Central Park Advisers, LLC

By:
Name:
Title:

Foreside Fund Services, LLC

By:
Name:
Title:

Raymond James & Associates, Inc.

By:
Name:
Title:

Raymond James Financial Services, Inc.

By:
Name:
Title:

EXHIBIT A

COMPENSATION ARRANGEMENTS

Capitalized terms not otherwise defined herein shall have the meaning as set forth in the Prospectus.

a)	In accordance with Section 4 of the Agreement, for Raymond James’s introduction of qualified investors who are introduced to such Fund and become an Investor in such Fund, Raymond James shall be entitled to receive the following fees directly from an Investor, as permitted under the Prospectus:

1)	100% of any transaction or other fee, as separately disclosed by Raymond James to such Investors in compliance with applicable law, charged by Raymond James in connection with the investment in Class A Units of the Fund by Raymond James’s client.

b)	In accordance with Section 4 of the Agreement, Foreside, on behalf of the Fund in accordance with the Fund's Rule 12b-1 Plan (the "Plan"), adopted in conformity with Rule 12b-1 under the 1940 Act, acting solely as paying agent for the Plan, shall compensate Raymond James only after the Fund has paid such compensation to Foreside, for Raymond James’s introduction of qualified investors who are introduced to such Fund and become an Investor in Class A Units of such Fund, the following fee, as applicable:

1)	A Distribution and Servicing Fee for each Investor Raymond James introduces to the Fund who purchases Class A Units. The Distribution and Servicing Fee is equal to 75 basis points per annum of such Class A Units' net asset value, in each case determined and accrued as of the end of each month (before any repurchases of Class A Units, but after the Management Fee is calculated and accrued), and paid out of the assets of the Fund's Class A Units, monthly in arrears and prorated for partial periods.

c)	Investors subscribing for Units within an asset-based fee program, including a wrap or advisory account (i.e., where there is no payout to financial advisers), are eligible to purchase Class I Units. Raymond James shall not charge any transaction or other fee or Distribution and Servicing Fee with respect to any Investors' purchase of, or investment in, Class I Units.

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